Exhibit 10.28

Form of Time-Based Award

Name:	[●]
Number of Units subject to Award:	[●]
Date of Grant:	[●]
Vesting Commencement Date for RSUs:	[●]

LifeStance Health Group, Inc.

2021 Equity Incentive Plan

Time and Performance-Based Restricted Stock Unit Award Agreement

This agreement (this “Agreement”) evidences an award (the “Award”) of restricted stock units granted by LifeStance Health Group, Inc. (the “Company”) to the individual named above (the “Participant”), pursuant to and subject to the terms of the Company’s 2021 Equity Incentive Plan (as amended from time to time, the “Plan”).

1.
Grant of Restricted Stock Unit Award. The Company grants to the Participant on the date set forth above (the “Date of Grant”) the number of restricted stock units (the “Restricted Stock Units”) set forth above giving the Participant the conditional right to receive, without payment and pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, one share of Stock (a “Share”) with respect to each Restricted Stock Unit forming part of the Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.
2.
Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.
3.
Vesting; Cessation of Employment. [Omitted]
4.
Delivery of Shares. Subject to Sections 5 and 8 below, the Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than thirty (30) days following the date on which such Restricted Stock Units vest), effect delivery of the Shares with respect to such vested Restricted Stock Units to the Participant (or, in the event of the Participant’s death, to the person to whom the Award has passed by will or the laws of descent and distribution). No Shares will be issued pursuant to the Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.
5.
Forfeiture; Recovery of Compensation. The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Award at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan. By accepting, or being deemed to have accepted, the Award, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee of the Award, under the Award, including the right to any Shares acquired under the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any clawback or recoupment policy of the Company that applies to incentive compensation that includes Awards such as the Restricted Stock Units.

Nothing in the preceding sentence may be construed as limiting the general application of Section 10 of this Agreement.
6.
Dividends; Other Rights. The Award may not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company delivers Shares to the Participant. The Participant is not entitled to vote any Shares by reason of the granting of the Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which any such Share is delivered to the Participant hereunder. The Participant will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under the Award.
7.
Nontransferability. The Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.
8.
Taxes.
(a)
The Participant expressly acknowledges that the vesting and/or settlement of the Restricted Stock Units acquired hereunder may give rise to “wages” subject to withholding. The number of shares of Stock necessary to satisfy the minimum statutory withholding tax obligations on the vesting date or settlement date, as applicable, will automatically be released by the Participant from the Shares otherwise deliverable to the Participant hereunder on such date to a broker or other third-party intermediary acceptable to the Company (the “Broker”) and sold in order to satisfy such withholding tax obligations (“Sell to Cover”). The Participant will be responsible for all third-party administration processing fees in connection with such Sell to Cover. In addition, the Participant may be subject to and taxed in respect of short-term capital gains or losses that reflect the difference in the withholding tax liability determined on the date that the Award vests and/or settles hereunder and the sales price actually achieved.
(b)
In connection with the implementation of the Sell to Cover provision described in Section 8(a) above, the Participant hereby authorizes the Company to instruct the Broker to sell a number of Shares to be issued upon the vesting or settlement of the Award to satisfy the minimum statutory withholding tax obligations, as described in Section 8(a) above.
(c)
Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that the Sell to Cover provision may not cover the Participant’s full tax liability as it relates to the vesting and settlement of the Award and that the Participant shall remain fully responsible for his or her tax obligations in respect of the Award in all cases.
(d)
The Participant further acknowledges and agrees as follows:
(i)
The instruction to the Broker to sell in connection with the Sell to Cover provision is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act, and is to be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act.

(ii)
The Participant is not aware of any material, nonpublic information with respect to the Company or any securities of the Company as of the date of this Agreement.
(iii)
The Sell to Cover contemplated by this Agreement is adopted to (A) be effective as of the Date of Grant and (B) permit the Participant to sell a number of Shares issued upon the vesting or settlement of the Award sufficient to pay the statutory minimum amount of withholding taxes that become due as a result of the vesting or settlement of the Award.
(iv)
The Broker is under no obligation to arrange for any sale in connection with the Sell to Cover provision at any particular price.
(v)
The Participant hereby authorizes the Broker to remit directly to the Company the proceeds necessary to cover the Participant’s tax liability as it relates to the vesting and settlement of the Award as provided in Section 8(a) above, and to retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Broker relating to the Sell to Cover.
(vi)
The Participant hereby appoints the Company as his or her agent and attorney-in-fact to instruct the Broker with respect to the number of Shares to be sold under the Sell to Cover contemplated by this Agreement.
(vii)
The Participant hereby waives any claims he or she may have against the Company and its directors, officers or employees now or in the future related to Company’s instructions to a Broker or any actions taken by the Broker in effecting sales or otherwise and shall indemnify and hold the Company and its directors, officers, employees and agents harmless from any losses, costs, damages, or expenses relating to any sale under the Sell to Cover contemplated by this Agreement.
(viii)
It may not be possible to sell Shares due to, among other reasons, (A) a legal or contractual restriction applicable to the Participant or to the Broker, (B) a market disruption, (C) rules governing order execution priority on the Nasdaq Global Market or (D) if the Company determines that sales may not be effected hereunder.
(e)
No Shares will be delivered pursuant to the Award unless and until the Participant has remitted to the Company in cash or by check (or by such other means as may be acceptable to the Administrator) an amount sufficient to satisfy all taxes required to be withheld in connection with such vesting or settlement, whether through the Sell to Cover (to the extent available) or otherwise. The Participant authorizes the Company and its subsidiaries to withhold any amounts due in respect of any required tax withholdings or payments from any amounts otherwise owed to the Participant, but nothing in this sentence may be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 8.
(f)
The Award is intended to be exempt from Section 409A of the Code as a short-term deferral thereunder and shall be construed and administered in accordance with that intent. Notwithstanding the foregoing, in no event will the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
9.
Effect on Employment. Neither the grant of the Award, nor the issuance of Shares upon the vesting of the Award, will give the Participant any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Participant at any time, or affect any right of the Participant to terminate his or her Employment at any time.
10.
Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished to the Participant. By accepting, or being deemed to have accepted, all or any portion of the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.
11.
Acknowledgements. The Participant acknowledges and agrees that:
(a)
The grant of the Restricted Stock Units is considered a one-time benefit and does not create a contractual or other right to receive any other award under the Plan, benefits in lieu of such awards or any other benefits in the future.
(b)
The Plan is a voluntary program of the Company and future awards, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any award, the amount of any award, vesting provisions and purchase price, if any.
(c)
The value of the Restricted Stock Units is an extraordinary item of compensation outside of the scope of the Participant’s employment. As such, the Restricted Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments.
(d)
The Participant authorizes the Company to use and disclose to any agent administering the Plan or providing recordkeeping services with respect to the Plan such information and data as the Company shall request in order to facilitate the grant of the Restricted Stock Units, the administration of the Restricted Stock Units and the administration of the Plan, and the Participant waives any data privacy rights he or she may have with respect to such information or the sharing of such information.

(e)
(i) This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement as of the Date of Grant.

LifeStance Health Group, Inc.

By:
Name:
Title:

Agreed and Accepted:

By:
[Participant's Name]